As filed with the Securities and Exchange Commission on May 10, 2006
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

LCC International, Inc.
(Exact name of Registrant as specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	54-1807038 (I.R.S. Employer Identification Number)

7925 Jones Branch Drive
McLean, VA 22102
(Address of principal executive office)

LLC International, Inc.
Dean J. Douglas Employment Inducement Plan
(Full title of the Plans)

Dean J. Douglas
President and Chief Executive Officer
LCC International, Inc.
7925 Jones Branch Drive
McLean, VA 22102
(703) 873-2000
(Name, address and telephone number, including area code, of agent for service)

Copies to:
Lorraine Sostowski, Esq.
Hogan & Hartson L.L.P.
555 Thirteenth Street, N.W.
Washington, D.C. 20004-1109
(202) 637-5600

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of Securities	Amount To Be	Offering Price	Aggregate	Amount of
To Be Registered	Registered (1)	Per Share (1)	Offering Price	Registration Fee
Class A Common Stock, par value $.01	500,000 (2)	$ 2.491 (2)	$ 1,245,500 (2)	$ 133.27 (2)

(1)	Determined in accordance with Rule 457(h) under the Securities Act of 1933 solely for the purposes of calculating the amount of the registration fee, based on the price at which the options may be exercised.

(2)	Consists of 500,000 shares of Class A Common Stock issuable under the Dean J. Douglas Employment Inducement Plan. Such shares are issuable upon exercise of outstanding options with a fixed exercise price. The offering price per share set forth for such shares is the exercise price per share at which such options are exercisable. Pursuant to Rule 457(h), the aggregate offering price and the fee have been computed on the basis of the price at which the options may be exercised.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
       The documents containing the information specified in Part I will be separately sent or given to Dean J. Douglas as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this registration statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
       LCC International, Inc. (the “Registrant”) hereby incorporates by reference into this registration statement the following documents filed with the Commission:
•	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed with the Commission on March 16, 2006;

•	The description of the Registrant’s common stock (“Common Stock”) contained in the Registrant’s Registration Statement on Form 8-A, filed with the Commission on August 16, 1996, and all amendments or reports filed for the purpose of updating such description.
     In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date hereof and prior to the filing of a post-effective amendment, which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
     To the extent that any proxy statement is incorporated by reference herein, such incorporation shall not include any information contained in such proxy statement that is not, pursuant to the Commission’s rules, deemed to be “filed” with the Commission or subject to the liabilities of Section 18 of the Exchange Act.
Item 4. Description of Securities.
     Not applicable (the Common Stock is registered under Section 12 of the Exchange Act).
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
          Section 145 of the Delaware General Corporation Law permits a corporation to include in its corporate documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law. Our bylaws provide for the indemnification of directors to the fullest extent permissible under Delaware law. In addition, Section 145 of the Delaware General Corporation Law provides for the indemnification of officers, directors and third parties acting on our behalf if such person acted in good faith and in a manner reasonably believed to be in and not opposed to our best interest, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful.

          The Registrant’s Amended and Restated Certificate of Incorporation eliminates the personal liability of directors to the fullest extent permitted by Section 102(b)(7) of the Delaware General Corporation Law and provides that to the fullest extent permitted by law, the Registrant shall fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director or officer of another corporation, partnership, joint venture, trust employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.
     The Registrant has entered into separate indemnification agreements with each of its directors and executive officers pursuant to which the Registrant has agreed, among other things, and subject to certain limited exceptions: (i) to indemnify them to the fullest extent permitted by law against any liabilities and expenses (including attorneys’ fees) reasonably incurred in connection with any threatened, pending or completed action or other proceeding arising from the fact that they are each in an Indemnifiable Capacity or because of anything done or not done by each of them in such Indemnifiable Capacity, and (ii) to advance funds to cover any such expenses no later than thirty days after demand. An Indemnifiable Capacity is defined as the fact that the person is or was a director or executive officer of the Registrant, or, while a director or executive officer of the Registrant, is or was serving at the request of the Registrant as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another corporation, partnership, joint venture, sole proprietorship, trust, nonprofit entity, employee benefit plan or other enterprise.
     The effect of the foregoing is to require the Registrant to indemnify the officers and directors of the Registrant for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.
     The Registrant maintains directors’ and officers’ liability insurance coverage.
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
Item 7. Exemption From Registration Claimed.
     Not applicable.
Item 8. Exhibits.
     The exhibits to this registration statement are listed on the Exhibit Index, which appears elsewhere herein and is incorporated herein by reference.
Item 9. Undertakings.
(a)	The undersigned Registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act.

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement;
(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.
(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of McLean, the Commonwealth of Virginia, on May 10, 2006.

LCC International, Inc.
By:	/s/ Dean J. Douglas
Dean J. Douglas
President and Chief Executive Officer

POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dean J. Douglas and Charles R. Waldron, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, from such person and in each person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, the registration statement has been signed by the following persons in the capacities indicated on May 10, 2006.

Signature	Title

/s/ Dean J. Douglas Dean J. Douglas	President and Chief Executive Officer (Principal Executive Officer)

/s/ Charles R. Waldron Charles R. Waldron	Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)

/s/ Julie A. Dobson Julie A. Dobson	Director

/s/ Mark D. Ein Mark D. Ein	Director

/s/ Richard J. Lombardi Richard J. Lombardi	Director

/s/ Susan Ness Susan Ness	Director

/s/ Neera Singh Neera Singh	Director

/s/ Rajendra Singh Rajendra Singh	Director

EXHIBIT INDEX

Exhibit No.	Description

4.1	Agreement, dated as of October 4, 2005, between LCC International, Inc. and Dean J. Douglas with respect to the grant of options to purchase 500,000 shares of Class A common stock(1)

5.1	Opinion of Hogan & Hartson L.L.P.*

23.1	Consent of Hogan & Hartson, L.L.P. (included in Exhibit 5.1)

23.2	Consent of KPMG LLP*

24.1	Power of Attorney (included on signature page)

(1)	Incorporated by reference to Exhibit 10.4 of the registrant’s Current Report on Form 8-K filed on October 4, 2005.

*	Filed herewith